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                                                                     Exhibit 5.1

                                                       [NautaDutilh Letterhead]

                                                         Rotterdam, May 7, 2002



Ladies and Gentlemen:

We have acted as counsel to CNH Global N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "Company"), in connection with issuance through an at-the-market underwritten public offering of $50,000,000 common shares, par value Euro 0.45 per share, of the Company (the "Offer Shares") and the issuance of up to 7,500,000 common shares, par value Euro 0.45 per share, of the Company (the "Over-Allotment Shares" and together with the Offer Shares the "Shares"). We are giving this opinion in connection with the Registration Statement on Form F-3 (Registration No. 333-84954) (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") to effect registration of the Shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to and is to be construed in accordance with the laws of the Netherlands in full force and effect as at the date hereof as interpreted under published case law of the Netherlands courts and any issues of interpretation or liability arising under this opinion shall be submitted to the exclusive jurisdiction of the competent courts of the Netherlands.

For the purposes of this opinion, we have examined:

(a) the resolution of the Board of Directors of the Company dated March 25, 2002 (the "Resolution");

(b) such documents and other records of the Company, and certificates of public officials and officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us in copies.


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                                                     - NautaDutilh
                                                       2
                                                       Rotterdam, May 7, 2002

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon compliance with all the requirements set by the Resolution, will be validly issued and be fully paid and non-assessable.

This opinion letter is solely for your benefit in connection with issuance referred to in the first paragraph hereof and may not be relied upon, or used by, circulated, quoted or referred to, nor copies hereof delivered to, any person, without our prior written approval, except that we consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name in the prospectus contained in the Registration Statement.


Very truly yours,

for and on behalf of Nauta Dutilh

/s/ Bart Th. Derogee
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Bart Th. Derogee






NautaDutilh is a partnership consisting of professional corporations and natural persons. NautaDutilh's general conditions apply to all legal relationships to which it is a party and contain a limitation of liability clause. The general conditions can be consulted at www.nautadutilh.com and will be sent upon request free of charge.